Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples, CFO (616) 878-8319	Media Contact: Karen Aylsworth (616) 878-8339

Spartan Stores Reports Improved Fourth-Quarter and Year-End

Financial Results

Fourth-Quarter Same-Store Sales Up 7.7%

GRAND RAPIDS, MICHIGAN--May 10, 2001--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2001 fourth quarter, which ended March 31, 2001.

Consistent with management's decision to divest its insurance segment and focus on its strategic retail grocery and distribution business, Spartan Stores classified the segment as discontinued operations in the fourth quarter. The results that follow are for continuing operations only.

Sales for fiscal 2001's 13-week fourth quarter increased 26.3 percent to $865.6 million from $685.4 million for fiscal 2000's 12-week fourth quarter. The sales increase was principally due to the acquisition of Food Town, strong same-store sales growth, and the extra week in fiscal 2001's fourth quarter. For the retail grocery segment, same-store sales rose 7.7 percent for the quarter. Quarterly net earnings increased to $3.3 million, or $0.17 per diluted share, from a loss of $0.2 million, or $0.01 per diluted share, in fiscal 2000. The prior year's weighted average shares outstanding have been adjusted to reflect a 33.6 percent stock dividend issued to Spartan Stores' shareholders. Fiscal 2001's fourth-quarter net earnings included a $0.2 million pretax gain related to the sale of stock in a supplier. Fiscal 2000's fourth quarter included net pretax charges of $1.3 million principally for the write-off of convenience store distribution software. Excluding the non-

recurring items, fourth-quarter diluted earnings per share increased to $0.16 from $0.05 in the prior year.

"Excluding non-recurring items, the fourth quarter was our fifth consecutive quarter of higher year-over-year earnings, and our aggressive marketing efforts continued to produce same-store sales growth that significantly exceeds the industry average," said Spartan's Chairman, President, and Chief Executive Officer, James B. Meyer. "We are very proud of the positive earnings trend, which reflects the initial success of our business plan and management's commitment to delivering value to all of our stakeholders."

Gross margin for the fiscal 2001 fourth quarter increased 320 basis points to 16.5 percent from 13.3 percent a year ago, a result of the company's initiative to expand its retail operation. Selling, general and administrative expenses rose to 15.2 percent of sales from 12.3 percent. This increase was due to the higher expenses associated with operating additional retail stores but was partially offset by improvements in the company's grocery distribution operations. Excluding a $0.2 million restructuring charge in the fourth quarter of fiscal 2000, EBITDA advanced 62.7 percent to $21.4 million from $13.2 million in fiscal 2000.

For fiscal 2001, sales increased 15.7 percent to $3.51 billion from $3.03 billion. Same-store sales advanced 6.5 percent for the year. The increase in sales was principally attributable to the acquisition of Food Town, strong same-store sales growth and the extra week in fiscal 2001. Net income advanced 44.1 percent to $23.0 million from $16.0 million, and diluted earnings per share increased 11.8 percent to $1.33 from $1.19 a year ago. Fiscal 2001's net earnings included pretax non-recurring items totaling $1.9 million. The items included a $1.0 million restructuring charge, a $1.1 million loss on software write-off, and a $0.2 million gain from the sale of stock in a supplier. The prior year included pretax non-recurring income of $4.9 million. The items included a $4.5 million restructuring charge reversal, a $2.8 million gain on the sale of stock, a $1.1 million loss on property vacated by a lessee, and a $1.3 million loss on a software write-off. Excluding all non-recurring items, earnings per diluted share for fiscal 2001 increased 44.8 percent to $1.39 from $0.96 last year.

Gross margin for fiscal 2001 increased 280 basis points to 15.6 percent from 12.8 percent. Excluding a $1.0 million restructuring charge in fiscal 2001 and a $4.5 million restructuring charge reversal in fiscal 2000, EBITDA for the year increased 37.7 percent to $100.5 million from $72.9 million a year ago. Pretax income increased 44.1 percent to $37.0 million from $25.6 million a year ago. Adjusting for non-recurring items, pretax income for fiscal 2001 increased 87.9 percent to $38.9 million from $20.7 million in fiscal 2000.

At March 31, 2001, total assets had increased 42.1 percent to $810.8 million since the beginning of the fiscal year, and shareholders' equity had increased 73.3 percent to $218.4 million. The total long-term debt-to-equity ratio declined to 1.58 to 1 from 2.30 to 1 at the end of fiscal 2000. The company repurchased 135,108 shares of its common stock during the fourth quarter for approximately $1.3 million. From mid-November 2000 through March 2001, the company purchased approximately 330,000 of its shares for $2.6 million.

"It has been a very busy and successful year for Spartan Stores," Mr. Meyer said. "We are not satisfied resting on past success, however, and plan to drive sales, profit, and earnings improvements to higher levels in the coming years.

"We remain enthusiastic about our retail and grocery distribution business strategy along with our ability to further improve our financial results. During this fiscal year, we will continue integrating our acquisitions, fully realizing the synergies we have been expecting. While we have already made some improvements in our distribution operations, we still have considerable room to further improve the efficiency of this segment. In April, we began a store décor program in our western Michigan markets, which will further enhance our competitive retail position. We are also in the process of installing a new point-of-sale system in our retail stores to establish a common technology platform across our entire retail store base. In fiscal 2002 we will launch an innovative plan to share with our distribution customers the same marketing programs and promotions now employed in our own retail stores. This will provide us with the buying power of a much larger store base while helping to improve our distribution customers' profits and operating costs. Based on our present business outlook, we expect revenue growth of 5 to 7 percent excluding future acquisitions, with earnings ranging from $1.46 to $1.52 for fiscal 2002."

A telephone conference call to discuss the company's fourth-quarter financial results is scheduled for 9:30 a.m. Eastern time today. A live webcast of this conference call will be available on the company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the company's website for approximately ten days.

Based in Grand Rapids, Michigan, Spartan Stores, Inc. (Nasdaq:SPTN) owns and operates 102 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including: Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, unanticipated difficulties assimilating and integrating acquisitions, unanticipated difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.

SPARTAN STORES, INC., AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Fourth Quarter Ended (Unaudited)		Year-to-Date Ended (Unaudited)
	(13 weeks) March 31, 2001	(12 weeks) March 25, 2000	(53 weeks) March 31, 2001	(52 weeks) March 25, 2000

Net sales	$865,617	$685,434	$3,505,923	$3,030,917
Cost of sales	722,517	594,232	2,960,582	2,643,490
Gross profit	143,100	91,202	545,341	387,427

Operating expenses
Selling, general and administrative	115,365	72,980	417,356	295,010
Restructuring charge	0	227	1,000	(4,521)
Depreciation and amortization	10,294	6,583	37,988	30,466
Rent expense	6,338	5,070	27,535	19,517
Total operating expenses	131,997	84,860	483,879	340,472

Operating income	11,103	6,342	61,462	46,955

Non-operating expense (income)
Interest expense	7,617	7,875	31,243	27,294
Interest income	(787)	(2,020)	(4,199)	(4,492)
Other (gains) and losses	(180)	230	(2,542)	(1,491)
Total non-operating expense, net	6,650	6,085	24,502	21,311

Earnings before income taxes & discontinued operations	4,453	257	36,960	25,644

Income taxes	1,136	427	13,925	9,653

Net earnings from continuing operations	$3,317	$(170)	$23,035	$15,991

Net earnings from discontinued operations	82	509	407	1,203
Net income	$3,399	$339	$23,442	$17,194

Earnings per share
Basic
Earnings from continuing operations	0.18	(0.01)	1.33	1.19
Earnings from discontinued operations	0.00	0.04	0.02	0.09
Net earnings per share	0.18	0.03	1.35	1.28
Diluted
Earnings from continuing operations	0.17	(0.01)	1.33	1.19
Earnings from discontinued operations	0.00	0.04	0.02	0.09
Net earnings per share	0.17	0.03	1.35	1.28
Weighted average number of shares outstanding:

Basic	19,352	13,265	17,333	13,433
Diluted	19,424	13,271	17,345	13,439

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	March 31, 2001	March 25, 2000
ASSETS
Current assets
Cash and cash equivalents	$27,561	$36,422
Marketable securities	21,978	20,628
Accounts receivable, net	82,671	83,998
Inventories	179,589	105,587
Prepaid expenses	9,092	4,736
Deferred taxes on income	6,647	5,409

Total current assets	327,538	256,780

Other assets
Goodwill, net	155,737	101,170
Other	38,427	34,032

Total other assets	194,164	135,202

Property and equipment, net	289,143	178,591

Total assets	$810,845	$570,573

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$122,937	$82,186
Accrued payroll and benefits	45,461	24,530
Insurance reserves	19,981	14,718
Other accrued expenses	31,617	23,036
Current maturities of long-term debt	38,478	23,862
Total current liabilities	258,474	168,332

Deferred taxes on income	16,594	5,212

Other long-term liabilities	10,732	4,951

Long-term debt	306,632	266,071

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; outstanding 19,262 shares, and 0, respectively	109,868	---
Preferred stock, non-voting, no par value; 10,000 authorized; no shares issued or outstanding	---	---
Class A common stock, voting, par value $2.00 a share; 20,000 shares authorized; outstanding 0, and 9,919 shares, respectively	---	19,838
Additional paid-in capital	---	14,240
Retained earnings	108,545	91,929

Total shareholders' equity	218,413	126,007

Total liabilities and shareholders' equity	$810,845	$570,573